EXHIBIT 15.1
October 30, 2008
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our report dated October 30, 2008 on our review of interim financial information of Visteon Corporation (the “Company”) for the three and nine month periods ended September 30, 2008 and September 30, 2007 included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2008 is incorporated by reference in its Registration Statements on Form S-3 (No. 333-85406) dated April 2, 2002, and Form S-8 (Nos. 333-39756, 333-39758, 333-40202, 333-87794, 333-115463 and 333-145106) dated June 21, 2000, June 21, 2000, June 26, 2000, May 8, 2002, May 13, 2004 and August 3, 2007, respectively.
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Very truly yours,
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP